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                                                                       EXHIBIT 5


                                 BAKER & DANIELS
                       300 N. Meridian Street, Suite 2700
                           Indianapolis, Indiana 46204
                       Tel: 317-237-0300 Fax: 317-237-1000



September 2, 2004



Brightpoint, Inc.
501 Airtech Parkway
Plainfield, Indiana  46168

Gentlemen:

         We have acted as counsel to Brightpoint, Inc., an Indiana corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), registering the offer and sale of an aggregate of 1,500,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Plan Shares"), and related preferred stock purchase rights (the "Rights," and collectively with the Plan Shares, the "Securities"), pursuant to the Company's 2004 Long-Term Incentive Plan (the "Plan").

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Company's Amended and Restated Articles of Incorporation and bylaws, resolutions of the board of directors of the Company and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have also examined a Certificate of Secretary of the Company dated the date hereof (the "Certificate"). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein.

         For purposes of this opinion, we have assumed that the Plan Shares will be issued in accordance with the terms of the Plan and any shares of Series A Preferred Stock issued upon exercise of the Rights will be issued in accordance with the Company's Amended and Restated Articles of Incorporation and Rights Agreement.



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         Based upon the foregoing, it is our opinion that the Securities, when sold, paid for and issued as contemplated by the terms of the Plan, will be validly issued, fully paid and nonassessable.

         This opinion letter is solely for the use of the Company in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

         Our opinion expressed above is limited to the federal law of the United States and the laws of the State of Indiana.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the Rules and Regulations promulgated thereunder.

                                                         Very truly yours,

                                                          /s/ BAKER & DANIELS